Exhibit 10.1
Articles of Association of Fresenius Medical Care AG & Co. KGaA
I.	General Terms
Art. 1 Name and Registered Office
(1)	The Company is a partnership limited by shares (KGaA). The name of the Company is
Fresenius Medical Care AG & Co. KGaA
(2)	The registered office of the Company is in Hof an der Saale.
Art. 2 Objects of the Business
(1)	The objects of the Company are:
a)	the development, production and distribution of as well as the trading in health care products, systems and procedures, including dialysis;

b)	the projecting, planning, establishment, acquisition and operation of health care businesses, including dialysis centers, also in separate enterprises or through third parties as well as the participation in such dialysis centers;

c)	the development, production and distribution of other pharmaceutical products and the provision of services in this field;

d)	the provision of advice in the medical and pharmaceutical areas as well as scientific information and documentation;

e)	the provision of laboratory services for dialysis and non-dialysis patients and homecare medical services.

The Company will operate itself or through subsidiaries at home and abroad.

(2)	The Company shall be entitled to enter into any and all business transactions and take any and all measures which seem to be necessary or useful to achieve the objects of the Company and may, in particular, participate in other enterprises of the same or similar kind, take over the management and/or the representation of such enterprises, transfer company divisions, including essential company divisions, to enterprises in which the Company holds an interest and establish branches at home and abroad.
Art. 3 Notifications and Publications
(1)	All notifications of the Company shall be made in the electronic Federal Gazette (Elektronischer Bundesanzeiger).
(2)	English short versions of the invitations to general meetings which must provide for the place, date and time and the items on the agenda of the general meeting and the prerequisites of participation in the meetings as well as English short versions of the other notifications shall also be published in The Wall Street Journal and in The New York Times. The newspapers mentioned above are not journals used by the Company for notifications in the sense of Article 3 paragraph (1); such publications shall not be a pre-condition for a valid notification of the Company. With the consent of the supervisory board the general partner may determine deviations from this provision.

II.	Capital and Shares
Art. 4 Capital
(1)	The capital of the Company amounts to EUR 302,236,169.00 (in words: three hundred two million two hundred thirty six thousand one hundred sixty nine Euro) and is divided into 298,279,001 (in words: two hundred ninety eight million two hundred seventy nine thousand one) bearer ordinary shares and

3,957,168 (in words: three million nine hundred fifty seven thousand one hundred sixty eight) non-voting bearer preference shares.

In case of issuance of non-voting bearer preference shares, particulars thereof are set forth in Article 19.

No consent of the preferred shareholders shall be required for the issuance of non-voting bearer preference shares which, for the distribution of the profits or the corporate assets, will be equal to or be preferred to the non-voting bearer preference shares existing from time to time, if and to the extent that the subscription rights of the preference shareholders are not excluded.

(2)	The capital stock in the amount of DM 100,000.00 (in words: one hundred thousand Deutsche Mark) available at the transformation of the Company into a Stock Corporation was raised through change of the legal form of the legal entity of previous legal form, Fresenius Medical Care GmbH with registered office in Hof an der Saale.

The capital stock in the amount of EUR 250,271,178.24 (in words: two hundred and fifty million two hundred and seventy one thousand one hundred seventy eight Euro and twenty four Cent) available at the transformation of the Company into a partnership limited by shares (KGaA) was raised through change of the legal form of the legal entity of previous legal form, Fresenius Medical Care AG with registered office in Hof an der Saale.

(3)	The General Partner is authorized up to 10 May 2015 to increase the share capital of the Company with the approval of the Supervisory Board once or several times by up to a total of EUR 35,000,000.00 (in words: thirty-five million Euros) for cash by the issue of new bearer ordinary shares (Authorized Capital 2010/I). The number of shares must be increased in the same proportion as the share capital. The shareholders have, in principle, a pre-emption right. The new shares can also be taken up by credit institutions nominated by the general partner with the obligation to offer them to the shareholders of the Company (indirect pre-emption right). The general partner is, however, authorized with the approval of the supervisory board to exclude the pre-emption right of the shareholders in order to exclude fractions from the pre-emption right. The general partner is also authorized with the approval of the supervisory board to determine the other details for the implementation of capital increases from the Authorized Capital 2010/I. The supervisory board is authorized to amend the wording of the Articles of Association accordingly after complete or partial implementation of the increase of the share capital from the Authorized Capital 2010/I or after the expiry of the period of authorization.

(4)	The general partner is authorized up to 10 May 2015 to increase the share capital of the Company with the approval of the supervisory board once or several times by up to a total of EUR 25,000,000.00 (in words: twenty-five million Euros) for cash or contributions in kind by the issue of new bearer ordinary shares (Authorized Capital 2010/II). The number of shares must be increased in the same proportion as the share capital. The shareholders have, in principle, a pre-emption right. The new shares can also be taken up by credit institutions nominated by the general partner with the obligation to offer them to the shareholders of the Company (indirect pre-emption right). The general partner is, however, authorized with the approval of the supervisory board to exclude the pre-emption right of the shareholders
•	in the case of one or more capital increases for contributions in kind for the purpose of acquiring companies, parts of companies, interests in companies or other assets, or

•	in the case of one or more capital increases for cash if the issue price for the shares does not significantly fall below the stock exchange price of the shares of the same class already listed and the proportionate amount of the share capital of the Company attributable to the shares issued with exclusion of pre-emption rights exceeds 10% of the share capital neither at the time of this authorization coming into effect nor at the time of the use of the authorization. To be set-off against this limitation is the proportionate amount of share capital attributable to new shares or shares of the Company previously acquired by the Company itself which are issued or sold during the period of validity of this authorization with exclusion of pre-emption rights in direct, analogous or corresponding application of Section 186 (3) sent. 4 German Stock Corporation Act and the proportionate amount of the share capital attributable to shares issued or to be issued to satisfy option or conversion rights or discharge option or conversion obligations from bonds, if the bonds are issued during the period of validity of this authorization with exclusion of pre-emption rights in analogous application of Section 186 (3) sent. 4 German Stock Corporation Act.
The general partner is also authorized with the approval of the supervisory board to determine the further details for the implementation of capital increases from the Authorized Capital 2010/II. The supervisory board is authorized to amend the wording of the Articles of Association accordingly after complete or partial implementation of the increase of the share capital from the Authorized Capital 2010/II or after the expiry of the period of authorization.

(5)	The capital of the Company is conditionally increased by up to EUR 5,147,811.00 (in words: five million one hundred forty seven thousand eight hundred eleven Euro) by the issue of up to 3,109,354 (in words: three million one hundred nine thousand three hundred fifty four) new non-voting bearer preference shares and by up to 2,038,457 (in words: two million thirty eight thousand four hundred fifty seven) new bearer ordinary shares. The conditional capital increase will be implemented only to the extent that, in accordance with the international employee participation program resolved on by the general meeting of 23.05.2001 convertible bonds relating to non-par value shares have been issued and the holders of convertible bonds exercise their right of conversion. The new non-voting bearer preference shares and the new bearer ordinary shares shall participate in profits from the beginning of the fiscal year in which they arise by the exercise of the right of conversion.

(6)	The capital of the Company is conditionally increased by up to EUR 13,078,992.00 (in words: thirteen million seventy eight thousand nine hundred ninety two Euro) by the issue of up to 13,078,992 (in words: thirteen million seventy eight thousand nine hundred ninety two) new bearer ordinary shares. The conditional capital increase will be implemented only to the extent that options have been issued in accordance with the Stock Option Program 2006 under the resolutions of the general meeting of 9 May 2006 and 15 May 2007, the holders of options exercise their right and the Company for the satisfaction of the options does not grant any of its own shares, for the granting and processing of options of members of the management board of the general partner, its supervisory board is exclusively competent. The new bearer ordinary shares participate in profits from the beginning of the financial year in which they are issued.

(7)	The capital of the Company is conditionally increased by up to 12,000,000.00 EUR (in words: twelve million Euro) by the issuance of up to 12,000,000 (in words: twelve million) new non-par value bearer ordinary shares. The conditional capital increase will be implemented only to the extent that options have been issued in accordance with the Stock Option Program 2011 under the resolution of the general meeting of 12 May 2011, the holders of options exercise their right and the Company for the satisfaction of the options does not grant any of its own shares, for the granting and processing of options of members of the management board of the General Partner, its supervisory board is exclusively competent. The new non-par value bearer ordinary shares participate in profits from the beginning of the financial year in which they are issued.

(8)	In case of a capital increase, the profit participation may be determined in derogation from Section 60 (2) German Stock Corporation Act (AktG).
Art. 5 Shares
(1)	The shares will be non-par value bearer shares.

(2)	The Company shall be entitled to issue share certificates made out to bearer each evidencing a plurality of shares (collective share certificates). There is no claim of the shareholders to share certificates with respect to their individual participation.

(3)	The form of the share certificates and of the dividend coupons and renewal coupons shall be determined by the general partner with the consent of the supervisory board.

(4)	The Company shall take the necessary measures to achieve that its shares will, preferably, be admitted for official quotation on the stock exchange in Frankfurt am Main and in suitable form — e.g. as American Depositary Shares — on the New York Stock Exchange and that such admissions will be maintained. With the consent of the supervisory board which must decide unanimously on such consent, the general partner may determine deviations from this provision.

III.	Constitution of the Company
A. General Partner
Art. 6 General Partner, Capital Contribution, Legal Relationships and
Resignation
(1)	General partner of the Company is
Fresenius Medical Care Management AG
with registered office in Hof an der Saale.

(2)	The general partner has not made a capital contribution. It shall neither participate in the profit or the loss of the Company nor in its assets.

(3)	The general partner will cease to be general partner of the Company if and when all shares in the general partner are no longer held directly or indirectly by a person holding more than 25 per cent of the capital of the Company, directly or indirectly via a controlled enterprise in the sense of Section 17 (1) German Stock Corporation Act (AktG); this will not apply if and when all shares in the general partner are held directly or indirectly by the Company.

Additionally, the general partner will cease to be general partner of the Company, if the shares in the general partner are acquired by a person
•	who does not acquire shares of the Company in the amount of more than 25 per cent of the capital of the Company or

•	who had not, within three months after the effectiveness of such acquisition, submitted a voluntary or mandatory takeover offer to the shareholders of the Company according to the rules of the German Takeover Act (WpÜG); the fair consideration offered to the shareholders must also reflect the consideration which the purchaser had paid for the share in the general partner, if the amount for such consideration is above the amount of its equity capital.

The other grounds for withdrawal as provided for by law remain unaffected with respect to the general partner.

(4)	If the general partner withdraws from the Company or if such withdrawal can be foreseen, the supervisory board is authorized and obliged to admit immediately, or at the time of the withdrawal of the general partner, as new general partner of the Company a corporation whose shares are fully owned by the Company. If the general partner withdraws from the Company while no new general partner is admitted simultaneously as aforesaid, the Company shall for the time being be continued by the limited shareholders of the Company alone. In such case, the supervisory board shall immediately apply for the appointment of a substitute representative who will represent the Company until the admission of a new general partner according to sentence 1 of this paragraph, in particular with respect to the acquisition or formation of such new general partner.

The supervisory board is authorized to adjust the version of the Articles of Association so as to reflect the change of the general partner.

(5)	In the case of the continuing of the Company pursuant to Article 6 paragraph (4) of these Articles of Association or in the case that all shares in the general partner are held directly or indirectly by the Company an extraordinary general meeting or the next annual general meeting shall decide about the transformation of the Company into a stock corporation (Aktiengesellschaft). The resolution with respect to such transformation can be taken with a simple majority of the votes cast. The general partner is obliged to consent to such transformation decided by the general meeting.
Art. 7 Management and Representation of the Company, Reimbursement of
Expenses and Remuneration
(1)	The Company shall be represented by its general partner. Vis-à-vis the general partner the Company shall be represented by the supervisory board.
(2)	The general partner shall be responsible for management of the Company. The general partner’s management authority also encompasses exceptional management measures. The right of the shareholders to consent to exceptional management measures at the general meeting is excluded.

(3)	The general partner shall be reimbursed for any and all expenses in connection with management of the Company’s business, which includes remuneration of the members of its executive bodies. The general partner shall invoice its expenses monthly; it is entitled to claim payment in advance.
(4)	As consideration for assuming the management of the Company and the liability, the general partner shall receive a non-profit-and-loss-based annual remuneration of 4 per cent of its equity capital.
(5)	The general partner is not authorized to undertake transactions for its own or for another’s account outside the scope of its responsibilities within the Company.

B. Supervisory Board
Art. 8 Election and Term of Office of the Supervisory Board
(1)	The supervisory board consists of six (6) members.

All six (6) members shall be elected by the general meeting according to the provisions of the German Stock Corporation Act (AktG). The resolution can only be taken with a majority of a minimum of 75 per cent of the votes cast.

(2)	Unless expressly otherwise resolved by the general meeting, the supervisory board members shall be appointed to hold office until the end of the ordinary general meeting which resolves on the discharge for the fourth fiscal year after commencement of the term of office. The year in which the term of office commences shall not be considered for this calculation. Re-election of supervisory board members shall be permissible.

(3)	If a member elected by the general meeting withdraws from the supervisory board before expiration of his term of office, a new member is to be elected in the next general meeting to replace the withdrawing member. The newly elected member shall hold office for the remaining term of office of the withdrawing member.

(4)	The general meeting may, for the supervisory board members to be elected by it, appoint substitute members who will become members of the supervisory board on the basis of a specific order to be determined upon election if and when supervisory board members withdraw before expiration of their term of office. Their position as substitute members shall revive if and when the general meeting elects a new member instead of the withdrawing supervisory board member replaced by such substitute member. The term of office of the substitute member shall end upon completion of the general meeting in which an election according to Article 8 paragraph (3) is made.
(5)	Each member of the supervisory board may resign from office by giving one month’s written notice even without good cause.
Art. 9 Constitution of the Supervisory Board
(1)	Following the general meeting in which the supervisory board has been newly elected, the supervisory board shall hold a meeting without special notice of meeting and, where necessary, shall elect in such meeting from among its members a chairman and a deputy chairman for the whole term of office of the elected persons as supervisory board members.
(2)	If the chairman or his deputy resigns his office before expiration of his term of office, the supervisory board shall immediately hold a new election to replace the resigning chairman/deputy.
Art. 10 Meetings and Resolutions of the Supervisory Board
(1)	The meetings of the supervisory board shall be called by the chairman by notice subject to a notice period of fourteen (14) days. The meetings may be called in writing, by fax or by other electronic means of communication. The items on the agenda must be stated in the invitation to the meeting. Notwithstanding sentence 2, in urgent cases, this period may be shortened and the meeting may be called by telegram, telex or telephone.

(2)	The meetings of the supervisory board shall in the regular case be by personal attendance. It is, however, admissible that meetings of the supervisory board be held by way of a video conference or that individual supervisory board members participate by way of video link, provided that in these cases the passing of resolutions also takes place by way of a video conference or video link. Outside of meetings, resolutions in writing, telegraph, telex, fax, telephone or electronic communication (e-mail etc.) are admissible, if this is ordered by the chairman of the supervisory board, or in the event of his being unable to act, by his deputy.
(3)	The supervisory board shall constitute a quorum if half the members making up the entire board take part in the adoption of the resolution.
(4)	If members of the supervisory board are prevented from attending the meeting, they may have another member of the supervisory board submit their written votes. Such delivery of the written vote shall be deemed to be participation in the adoption of the resolution.
(5)	Resolutions of the supervisory board shall require the majority of the votes cast unless otherwise provided by law or the Articles of Association. In case of a tie, a new vote shall be taken on the same issue at the request of the chairman of the supervisory board or of another member of the supervisory board. In the event that such new vote leads again to a tie, the chairman of the supervisory board shall have two (2) votes (to the legally permissible extent, this shall apply also to committees of the supervisory board of which he is a member). Article 10 paragraph (4) shall be applicable to the casting of the second vote. The deputy chairman of the supervisory board shall not be entitled to such second vote.
(6)	Minutes of the meetings of the supervisory board shall be prepared in the English language. The minutes shall be signed by the chairman of the meeting. Any minutes to be prepared outside of the meeting by personal attendance (Präsenzsitzung), as outlined in Article 10 paragraph (2) with respect to resolutions shall be signed by the chairman of the supervisory board. On demand of a member of the supervisory board a German translation of the minutes shall be prepared.

Art. 11 Rights and Duties of the Supervisory Board
(1)	The supervisory board shall have the rights and duties defined by mandatory legal provisions and these Articles of Association.
(2)	The supervisory board shall, at any time, have the right to supervise the entire management of the general partner and to inspect and audit all books and records, including the minutes of the meetings of the management board of the general partner, as well as the assets of the Company. This right to inspect and audit can also be claimed by any individual supervisory board member. The supervisory board member must direct his request to the chairman of the supervisory board who shall pass the request on to the chairman of the management board of the general partner or, in the case that a chairman does not exist, to the management board of the general partner.
(3)	The general partner shall regularly report to the supervisory board. In addition, the supervisory board may request the submission of a report if and when there is reasonable cause therefore including where such cause relates to a business event at an affiliated company which has become known to the general partner and which may substantially influence the situation of the Company. Article 11 paragraph (2), sentences 2 and 3 apply mutatis mutandis with the proviso that a report only to the supervisory board can be demanded.
(4)	If the Company holds a participation in its general partner, all rights of the Company under and with respect to such participation (e.g. voting rights, information rights etc.) will be exercised by the supervisory board.
(5)	The supervisory board shall be entitled, without resolution of the general meeting, to make any amendments to the Articles of Association which concern only the wording.
Art. 12 Rules of Procedure of the Supervisory Board, Audit and
Corporate Governance Committee
(1)	The supervisory board shall, within the statutory provisions and the Articles of Association, provide itself with rules of procedure which shall, in particular,

also take account of the interests of the non-German speaking supervisory board members.
(2)	The supervisory board has an audit and corporate governance committee. The audit and corporate governance committee has three members at least two of whom are independent members. Independent members are persons who, apart from their membership of the supervisory board of the general partner or of Fresenius AG, have no significant business, professional or personal relations with the Company or any of its affiliates. The audit and corporate governance committee reviews the report of the general partner on relations to affiliates without affecting the competence of the supervisory board. The report of the supervisory board is to contain a report on the activity of the audit and corporate governance committee and its proposals. The rules of procedures of the audit and corporate governance committee shall provide more detailed provisions.
Art. 13 Remuneration of Supervisory Board Members
(1)	The members of the supervisory board shall be reimbursed for the expenses incurred in the exercise of their office, including any value-added tax.
(2)	Each member of the supervisory board shall receive a fixed fee of USD 80,000.00 per annum for each full fiscal year, payable in four equal installments at the end of each calendar quarter.
(3)	The chairman of the supervisory board shall receive additional remuneration in the amount of USD 80,000.00 and his deputy additional remuneration in the amount of USD 40,000.00.
(4)	For each full fiscal year, each member of the supervisory board shall also receive a variable performance-related remuneration which is based upon the respective average growth of earnings per share of the Company (EPS) during the period of the last three (3) fiscal years prior to the payment date. The amount of this variable remuneration component is determined by the following formula:

3-year average EPS growth	Amount of variable remuneration
(as %)	(in USD)
8.00 — 8.99	60,000.00
9.00 — 9.99	70,000.00
≥ 10.00	80,000.00
If the aforementioned three percentage margins are reached, the respective variable remuneration amounts are earned to their full extent, i.e. within these margins there is no pro rata remuneration (e.g. 8.00% = USD 60,000.00; 8.99% = 60,000.00).

In any case, the variable remuneration component pursuant to this Article 13 (4) is capped at the maximum amount of USD 80,000.00 per annum. Reciprocally, the members of the supervisory board are only entitled to the variable remuneration component if the 3 year average EPS growth of at least 8.00% is reached.

The variable remuneration component according to this Article 13 (4) is in principle disbursed on a yearly basis, namely following approval of the Company’s annual financial statements at the end of the calendar quarter in which the Company’s annual financial statements are approved; for the first time, the payment may take place after the approval of the annual financial statements for fiscal year 2011, i.e. based on the 3 year average EPS growth for fiscal years 2009, 2010, 2011.

(5)	In the event that the general meeting, taking into consideration the respective relevant annual results, resolves a higher remuneration (fixed fee, variable remuneration) by a three fourths majority of the votes cast, such higher remuneration shall be payable.

(6)	As a member of a committee, a supervisory board member shall receive an additional amount of USD 40,000.00 per year. As chairman of a committee, a member of the committee shall in addition receive USD 20,000.00 per year and as deputy chairman an additional USD 10,000.00 respectively, payable in each case in four equal installments at the end of each calendar quarter. For memberships in the Nomination Committee and in the Joint Committee (Articles 13a et

seqq.) as well as in the capacity of their respective chairmen and deputy chairmen, no separate remuneration shall be granted. Section 13e (3) shall remain unaffected.

(7)	If a fiscal year is not a complete calendar year, the remuneration relating to a full fiscal year shall be paid on a pro rata temporis basis.

(8)	To the extent that a member of the supervisory board is at the same time a member of the supervisory board of the General Partner Fresenius Medical Care Management AG and receives remuneration for his services as a member of the supervisory board of Fresenius Medical Care Management AG, the remuneration according to Article 13 (2) and (4) will be reduced to half of it respectively. The same shall apply in relation to additional remuneration of the chairman and his deputy according to Article 13 (3) if such person is, at the same time, the chairman or deputy chairman, respectively, of the supervisory board of Fresenius Medical Care Management AG. If the deputy chairman of the supervisory board of the Company is at the same time chairman of the supervisory board of Fresenius Medical Care Management AG he shall not receive additional remuneration according to Article 13 (3) for his services as deputy chairman of the Supervisory Board of the Company.

(9)	To the extent that a member of a committee is at the same time a member of a supervisory board committee of Fresenius Medical Care Management AG and receives remuneration for his services as a member of such supervisory board committee, this remuneration will be set off against the respective amount of remuneration received pursuant to Article 13 (6), if the committees in both companies have the same functions and competences; apart from that, no further setoff or adjustment shall take place.

(10)	The Company shall pay the remuneration of the supervisory board members subject to statutory deductions.

(11)	The Company shall provide the members of the supervisory board with an insurance protection regarding the fulfillment of their duties as such members of the supervisory board which is subject to an appropriate deductible.

C. Joint Committee
Art. 13a Joint Committee
The Company has a joint committee consisting of two members of the supervisory board of the general partner delegated by the general partner and two members of the supervisory board of the Company (Joint Committee). The general partner shall appoint one of its delegates to be chairman of the Joint Committee.
Art. 13b Appointment and Period of Office of Members of the Joint Committee
(1)	Section 103 (2) German Stock Corporation Act (AktG) shall apply to the members of the joint committee to be delegated by the general partner.

(2)	The members of the supervisory board of the Company on the joint committee will be appointed by resolution of the general meeting. For the appointment and removal of members of the supervisory board of the Company in the joint committee, the provisions on the election and removal of members of the supervisory board in Sections 103 (1) and (5), 124 (3) sent. 1, 127, 137, 285 (1) sent. 2 No. 1 German Stock Corporation Act (AktG) apply accordingly. If a member of the supervisory board of the Company on the joint committee leaves the joint committee prior to the expiry of his period of office and no replacement member is appointed, the supervisory board of the Company shall appoint a replacement member from among its members, the period of office of whom will end at the ending of the next ordinary general meeting of the Company.

(3)	For the members of the joint committee Section 103 (3) sent. 1 and 4 German Stock Corporation Act (AktG) apply accordingly. The joint committee shall decide on resolutions with a simple majority.

(4)	The provisions in Art. 8 (2) to (5) shall apply to the election and periods of office of members of the joint committee unless otherwise provided in subsecs. (1) and (2).

Art. 13c Rights and Duties of the Joint Committee
(1)	The general partner requires the approval of the joint committee for the following matters:
a)	transactions between the Company and companies controlled by it on the one hand and a company which controls the Company or a company which is controlled by the controlling company, without at the same time being controlled by the Company on the other side, if considerable importance is attributed to them and the consideration in the transaction in a single case or — in the case of long-term transactions — the annual expense exceeds 0.25% of the group turnover. The group turnover as shown in the group financial statements of the Company presented most recently to the general meeting according to Sections 278 (3), 176 (1) sent. 1 German Stock Corporation Act (AktG) is decisive.

b)	The acquisition and sale of significant participations and parts of companies;

c)	the spin-off of significant parts of the business from the assets of the Company or of a company in which it holds directly or indirectly all the shares;

d)	part mergers which refer to a significant part of the business;

e)	conclusion of inter-company agreements between a company significantly under the control of the Company and a third party;

f)	conclusion of leases of operations with third parties insofar as the subject matter of the lease is a significant part of the business;

g)	the stock market flotation of significant companies controlled by the Company;

h)	the conclusion of profit-sharing agreements between a company significantly controlled by the Company and a third party.
(2)	Matters referred to in (1) b) to h) are significant if 40% of the group turnover, the group balance sheet total and the group profit (annual surplus prior to interest and tax/EBIT) is affected by the matter. The significance shall be determined on the basis of the mathematical average of the said figures in the audited and unreservedly certified group accounts of the Company in the previous three financial years.

(3)	The competences and rights of the general meeting under statute and the Articles of Association remain unaffected.
Art. 13d Meetings and Resolutions of the Joint Committee
(1)	Meetings of the joint committee will be called by its chairman stating the matter which is to be the subject of a resolution.

(2)	The chairman of the joint committee shall with the invitation, but at the latest the third day prior to the meeting of the joint committee, transmit a report of the general partner on the matters which are the subject matter of resolutions. The report shall conclude with a draft resolution of the general partner.

(3)	Every member of the joint committee can demand information on all affairs of the Company which are the subject matter of resolutions, from the general partner. At the request of two members of the joint committee, the members of the joint committee are to be granted the facility to inspect the books and documents of the Company if and to the extent a reference to the subject matter of the resolution exists.

(4)	The joint committee has a quorum if at least three members participate in the taking of the resolution. If a resolution is not passed because of the lack of a quorum, the chairman of the joint committee shall again call a meeting of the joint committee with notice of at least one week, which shall then have a quorum if at least two members participate in the taking of the resolution. The joint committee decides by a majority of the votes. Every member of the joint committee has one vote. In the case of a tie, a new vote on the same subject is to be taken on the application of the chairman or another member of the joint committee. In that vote, if there is also a tie, the chairman of the joint committee has two votes.

(5)	Unless otherwise provided in (1) to (4), Art. 10 of the Articles of Association shall apply to the meetings and the resolutions of the joint committee.

Art. 13e Rules of Procedure, Report, Remuneration
(1)	The joint committee can, subject to mandatory legal provisions and the Articles of Association of the Company give itself rules of procedure which will, in particular, take account of the interests of the non-German speaking members of the joint committee.

(2)	If the joint committee has met, it shall report to the general meeting on its activities. Section 171 (2) sent. 1 and 2 (first half sentence) German Stock Corporation Act (AktG) and Section 176 (1) sent. 1 German Stock Corporation Act (AktG) shall apply mutatis mutandis. If resolutions are passed by the exercise of the second vote of the chairman of the joint committee, this is to be disclosed in the report.

(3)	The members of the joint committee shall receive USD 3,500.00 for a meeting. Article 13 (1), (10), and (11) of the Articles of Association shall be applied accordingly.
Art. 13f Duty of Care and Responsibility of the Members of the Joint Committee
Section 116 German Stock Corporation Act (AktG) applies to the members of the joint committee mutatis mutandis.

D. General Meeting
Art. 14 Calling of the General Meeting
(1)	The general meeting is, unless a shorter period is not permitted by law, to be called at least thirty days prior to the day of the general meeting. This notice period shall be extended by the days of the period for registration (Article 15 (1)). The day of the general meeting and the day of calling it shall not be included in the calculation of the notice period.

(2)	No later than on the last day of the convocation period, also the English short version pursuant to Article 3 paragraph (2) shall be published, if necessary.
(3)	The general meeting shall be held at the place where the registered office of the Company is located, or in a German city where a stock exchange is situated or at the place where the registered office of a domestic affiliated company is located.
Article 15 Attendance at the General Meeting and Exercise of the Voting Right
(1)	Only those shareholders are entitled to attend the general meeting and to exercise the voting right who have registered and provided evidence of their entitlement. As evidence of entitlement, evidence of the shareholding by the depositary institution is required. The evidence must relate to the beginning of the 21st day (0:00 a.m. at the registered office of the Company) prior to the general meeting. The registration and the evidence of entitlement must be received by the Company in text form in the German or English language at least six days prior to the general meeting under the address specified in the invitation to the general meeting for that purpose. In the invitation, a shorter period measured in days can be provided. The day of the general meeting and the day of the receipt of the registration and the evidence shall not be included in the calculation of the period.

(2)	The members of the management board of the general partner and of the supervisory board should personally attend the general meeting. If it is not possible for a member of the supervisory board to attend at the place of the general meeting, in particular, because he is abroad for cause, he may participate in the general meeting by way of picture and sound transmission.

(3)	The voting right can be exercised by a proxy. To the extent no simplification is specified in the invitation to the General Meeting, the issue of the proxy, its revocation and the evidence of authorization to the Company require text form; Section 135 German Stock Corporation Act remains unaffected.

Art. 16 Date of the Ordinary General Meeting
The general meeting which resolves on the adoption of the annual financial statement and on the discharge of the general partner and the supervisory board and on the disposition of the profits (ordinary general meeting) shall be held within the first eight (8) months of a fiscal year.
Art. 17 Chairmanship at the General Meeting and Voting
(1)	The general meeting shall be chaired by the chairman of the supervisory board or, if he is prevented or at the request of the chairman of the supervisory board, by another supervisory board member to be designated by the chairman of the supervisory board. If and when no such designation has been made and the chairman of the supervisory board is prevented, another member to be designated by the supervisory board shall preside over the general meeting.

(2)	The chairman shall chair the meeting and determine the order of items to be dealt with as well as the kind and form of the voting. The chairman is entitled to reasonably limit the speaking time of the shareholders and the time to ask questions from the beginning of the general meeting on, if such limitation is allowed by law.

(3)	The majorities of the votes cast and of the capital stock represented for the adoption of the resolution which are required for the resolutions of the general meeting shall be governed by the statutory provisions, unless otherwise provided for in these Articles of Association. In case of a tie, a proposal shall be deemed denied.

(4)	Each ordinary share shall grant one (1) vote at the general meeting. The preference shares have no voting rights, unless otherwise required by mandatory legal provisions; otherwise, sentence 1 of this paragraph shall apply mutatis mutandis.

(5)	The chairman can decide that the entire general meeting or extracts therefrom be transmitted in sound and/or picture. Such transmission can even be in a form to which the public has unlimited access. The form of the transmission should be made known in the invitation.

(6)	To the extent that the resolutions of the general meeting are subject to the consent of the general partner, the general partner shall declare at the general meeting whether consent to the resolutions will be given or will be refused.
IV. Annual Financial Statement and Disposition of Profits
Art. 18 Fiscal Year, Rendering of Accounts
(1)	The fiscal year shall be the calendar year.

(2)	Within the first three (3) months of the fiscal year but no later than within the maximum period required by mandatory legal provisions, the general partner shall prepare the annual financial statement and the management report for the preceding fiscal year and submit the same to the supervisory board without delay. The general partner may allocate in the annual financial statement a part of the annual net profit up to the half of the annual net profit to other revenue reserves.

(3)	The supervisory board shall commission the audit by the auditors of the financial statements. Before the audit report of the auditors is forwarded to the supervisory board, the general partner shall be given the opportunity to express its opinion.

(4)	At the same time as the submission of the annual financial statement and the management report the general partner shall provide the supervisory board with the proposal on the appropriation of the net profits.

(5)	The annual financial statement shall be approved by a resolution of the general meeting with the consent of the general partner.

(6)	Article 18 paragraphs (2) and (3) shall apply correspondingly to group financial statements and to a report on the economic group position, as far as Section 170 (1) sent. 2 German Stock Corporation Act (AktG) is applicable to the Company as Parent Company.

Art. 19 Disposition of Profits
(1)	The general meeting shall resolve on the disposition of the balance sheet profits subject to the following paragraphs (2) to (4) of this Article.

(2)	Out of the annual balance sheet profits, the non-voting bearer preference shares shall receive a dividend which exceeds that for the ordinary shares by an amount of EUR 0.02 per preference share, but at least a dividend in an amount of EUR 0.04 per preference share.

(3)	The minimum dividend of EUR 0.04 per preference share shall take precedence over the distribution of a dividend on the ordinary shares.

(4)	In the event that the balance sheet profits for one or more fiscal years are insufficient to distribute EUR 0.04 per preference share, the lacking sums shall be paid subsequently without interest out of the balance sheet profits for the following fiscal years, i.e. after distribution of the minimum dividend on the preference shares for these fiscal years and before distribution of a dividend on the ordinary shares. The right to subsequent payment shall be part of the profit share for the fiscal year from the balance sheet profits of which the subsequent payment on the preference shares is made.

V. Miscellaneous
Art. 20 Partial Invalidity
Should any of the provisions of these Articles of Association be or become ineffective in whole or in part, or should these Articles of Association have a regulatory gap, the validity of the remaining provisions hereof shall not be affected. The Parties shall replace any such ineffective provision by an adequate provision that, as far as legally possible, comes closest to the intent and purpose of these Articles of Association; The same shall apply in case of a regulatory gap.

Art. 21 Formation Expenses
(1)	The formation expenses (Notary’s fees, court costs, costs of notification) amount up to DM 5,000.00 (in words: five thousand German Marks).
(2)	Additionally, the Company has to bear the expenses for the transformation of Fresenius Medical Care AG into Fresenius Medical Care AG & Co. KGaA in an amount up to EUR 7,500,000.00 (in words: seven million five hundred thousand Euro).